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                                                                     EXHIBIT 3.2


                               OPERATING AGREEMENT

                           UAG MENTOR ACQUISITION, LLC

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      This OPERATING AGREEMENT is entered into as of July 1, 2003 by and between
UNITED AUTO GROUP, INC. and YAG MENTOR INVESTORS, LLC.

                                    ARTICLE 1

                                   DEFINITIONS

1.1   DEFINITIONS.

            The capitalized terms used in this Operating Agreement and the exhibits hereto shall have the following meanings (unless otherwise expressly provided herein):

            (a) "Affiliate" of a specified Person shall mean (i) a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, (ii) any officer, director, partner, member or legal representative of such specified Person, (iii) any Person for which such specified Person acts as an officer, director, partner or member and (iv) in the case of a specified Person who is a natural person, his or her spouse, descendants, parents, siblings, estate, any Affiliate of such person and any trust for the benefit of his or her spouse, descendants, parents and/or siblings. For purposes of this definition, neither YAG nor any Person by reason of controlling, being controlled by, or under common control with YAG, shall in any event be an Affiliate of UAG.

            (b) "Board of Directors" shall mean the "Board of Directors" as appointed and elected by the Members pursuant to Section 5.1.6 and Section 5.2 hereof.

            (c) "Capital Account" as of any given date shall mean the capital account maintained for each Member as adjusted up to the date in question pursuant to Article 7.

            (d) "Capital Contribution" shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

            (e) "Certificate of Formation" shall mean the Certificate of Formation of UAG Mentor Acquisition, LLC as filed with the Secretary of State of Delaware, as the same may be amended from time to time.

            (f) "Code" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

            (g) "Company" shall refer to UAG Mentor Acquisition, LLC, a Delaware limited liability company.

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            (h)   "Dealership" shall mean the Honda of North America, Inc.
authorized automobile dealership operated at 8505 Mentor Avenue, Mentor, Ohio.

            (i) "Delaware Act" shall mean the Delaware Limited Liability Company Act, Sections 18-101 to 18-1107 of Title 6 of the Delaware Code.

            (j) "Director" shall mean a member of the Board of Directors of the Company.

            (k) "Distribution Cash" shall mean all cash, revenues and funds received by the Company less the sum of the following to the extent paid or set aside by the Company:

                  (i) All principal and interest payments on indebtedness of the Company incurred in accordance with this Operating Agreement;

                  (ii) All cash expenditures incurred in connection with the normal operation of the Company's business; and

                  (iii) The establishment of such reserves and working capital as a majority of the members of the Board of Directors deem reasonably necessary to the proper operation of the Company's business.

            (l)   "Effective Date" means July 1, 2003.

            (m) "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, foreign trust or foreign business organization.

            (n) "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

            (o) "GAAP" shall mean generally accepted accounting principles which are in effect in the United States from time to time.

            (p)   "Honda" shall mean Honda of North America, Inc.

            (q) "Joint Venture Formation Agreement" shall mean that certain Joint Venture Formation Agreement dated as of January 31, 1998 between United Auto Group, Inc., UAG Citrus, Inc., Young Automotive Group, LLC, Alan V. Young, William A. Young, Dan E. Young and Conway M. Anderson, III.

            (r) "Majority Interest" shall mean a Percentage Interest in excess of fifty percent.

            (s) "Management Agreement" shall mean that certain management Agreement

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of even date herewith between the Company and UAG Young Automotive, LLC, a
Delaware limited liability company.

            (t) "Member" shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member.

            (u) "Member Nonrecourse Debt" shall mean any "partner nonrecourse liability" or "partner nonrecourse debt" under Section 1.704-2(b)(4) of the Treasury Regulations. Subject to the foregoing, it shall mean any Company liability to the extent the liability is nonrecourse for purposes of Section 1.1001-2 of the Treasury Regulations, and a Member (or related person within the meaning of Section 1.752-4(b) of the Treasury Regulations) bears the economic risk of loss under Section 1.752-2 of the Treasury Regulations because, for example, the Member or a related Person is the creditor or a guarantor.

            (v) "Member Nonrecourse Debt Minimum Gain" shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Membership Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

            (w) "Member Nonrecourse Deductions" shall mean Company deductions, losses, and Section 705(a)(2)(B) expenditures, as the case may be (as computed for "book" purposes), that are treated as deductions, losses, and expenditures attributable to Member Nonrecourse Debt under Section 1.704-2(i)(2) of the Treasury Regulations.

            (x) "Membership Interest" shall mean a Member's entire interest in the Company, including the Member's entire economic interest in the Company and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement and the Delaware Act.

            (y) "Membership Minimum Gain" shall mean, with respect to any taxable year of the Company, the "partnership minimum gain" of the Company computed strictly in accordance with the principles of Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

            (z) "Net Profits" and "Net Losses" shall mean the income, gain, loss and deductions of the Company in the aggregate or separately stated, as appropriate, determined in accordance with generally accepted accounting principles consistently applied under the accrual method of accounting at the close of each fiscal year on the Company's information tax return filed for federal income tax purposes, and shall also include income described in Code
Section 705(a)(1)(B) and expenditures described in Code Section 705(a)(2)(B); provided that any gain, income, deductions or losses specially allocated under
Section 8.3 prior to the general allocation of Net Profits and Net Losses shall be excluded from the computation thereof. For purposes of computing Net Profits and Net Losses, the "book" value of an asset shall be

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substituted for its adjusted tax basis if the two differ, but otherwise Net
Profits and Net Losses shall be determined in accordance with Federal income tax principles.

            (aa) "Nonrecourse Deductions" shall mean in any Fiscal Year, an amount of deductions that are characterized as "nonrecourse deductions" under
Section 1.704-2(b)(1) of the Treasury Regulations.

            (bb) "Nonrecourse Liabilities" shall mean liabilities of the Company treated as "nonrecourse liabilities" under Section 1.704-2(b)(3) of the Treasury Regulations and in Section 1.752-1(a)(2) of the Treasury Regulations.

            (cc) "Officer" shall mean an officer of the Company elected pursuant to Section 5.3 of this Agreement.

            (dd) "Operating Agreement" shall mean this Operating Agreement and the exhibits hereto as originally executed and as amended from time to time.

            (ee) "Percentage Interest" shall mean the percentage of the total Membership Interests owned by a Member as set forth in Section 2.6 hereof and shall, except as otherwise provided in this Operating Agreement, determine proportionate voting power.

            (ff) "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits.

            (gg) "Post-Acquisition Date Earnings" for any period shall mean the net earnings (or losses) before federal, state and local income taxes of the Company for such period computed in accordance with GAAP, using the FIFO method for inventory and after adjusting such net earnings (or losses) to exclude (i) any management fee or overhead expense allocation charged or allocated by UAG or any Affiliate other than the management fee prescribed in the Management Agreement, and (ii) any depreciation or amortization arising out of or relating to the acquisition of the Dealership, including without limitation, amortization of goodwill relating to such acquisition and depreciation or amortization relating to any change in depreciable or amortizable bases or useful lives of assets of the Company (as compared to the bases and lives of assets when held by the prior owner).

            (hh)  "Purchase Date" shall mean August 1, 2008.

            (ii) "Reserves" shall mean, for any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts required by third parties doing business with the Company or otherwise deemed appropriate by the Board of Directors for working capital and to pay taxes, insurance, debt service, or other costs or expenses incurred in connection with the ownership and operation of the Dealership.

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            (jj)  "Retained Earnings" shall mean the Post-Acquisition Date
Earnings (without excluding clause (ii) of the definition) of the Company for the period commencing on the date hereof and ending on the Purchase Date, less any dividends or distributions of such earnings made during such period.

            (kk) "Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

            (ll) "UAG" shall mean United Auto Group, Inc., a Delaware corporation.

            (mm) "YAG" shall mean YAG Mentor Investors, LLC, an Indiana limited liability company.

                                    ARTICLE 2
                              FORMATION OF COMPANY

2.1   FORMATION.

            The Members organized a Delaware limited liability company by causing the Certificate of Formation to be filed with the Delaware Secretary of State on August 22, 2000 and by executing this Operating Agreement in accordance with and pursuant to the Delaware Act.

2.2   NAME.

            The name of the Company is UAG Mentor Acquisition, LLC.

2.3   PRINCIPAL OFFICE.

            The principal office of the Company shall be 8505 Mentor Avenue, Mentor, Ohio. The Company may locate its places of business at any other place or places as the Members may, from time to time, deem advisable.

2.4   REGISTERED OFFICE AND REGISTERED AGENT.

            The Company's initial registered office shall be at the office of its registered agent at 1209 Orange Street, Wilmington, Delaware and the name of its initial registered agent at such address shall be The Corporation Trust Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to

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the Delaware Act.

2.5   TERM.

            The Company shall continue in existence until it is terminated under this Operating Agreement or by the provisions of the Delaware Act.

2.6   PERCENTAGE INTERESTS.

            Commencing on the Effective Date, the Percentage Interests of the Members shall be set forth in Schedule A attached hereto. Schedule A shall be amended as soon as practicable after an event resulting in a change to the Percentage Interests of the Members.

                                    ARTICLE 3
                               BUSINESS OF COMPANY

3.1   PERMITTED BUSINESSES.

            The business of the Company shall be to own and operate the Dealership. The Company shall engage in no other business without the unanimous consent of the Members. The Company may exercise all other powers necessary to or reasonably connected with such business that may be legally exercised by limited liability companies under the Delaware Act, and may engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

                                    ARTICLE 4
                         NAMES AND ADDRESSES OF MEMBERS

            The names and addresses of the Members are as follows:

Name                                        Address
----                                        -------
United Auto Group, Inc.                     2555 Telegraph Road
                                            Bloomfield Hills, Michigan 48302
                                            Attn: General Counsel

YAG Mentor Investors, LLC
                                            C/o Young Investments, Inc.
                                            7399 Shadeland Avenue #166
                                            Indianapolis, IN 46250

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                                    ARTICLE 5
                   MEMBERS; BOARD OF DIRECTORS; OFFICERS; ETC.

      5.1   MEMBERS.

            5.1.1 RIGHTS OF MEMBERS. The Members shall have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, the Delaware Act.

            5.1.2 LIMITED LIABILITY. Except as otherwise provided by mandatory provisions of applicable state law, no Member shall be personally liable for any of the debts, liabilities, contracts or other obligations of the Company or for any of the losses of the Company.

            5.1.3 TRANSACTIONS WITH COMPANY. (a) The Board of Directors may permit the Company to enter into one or more agreements or engage in one or more transactions with a Member or its Affiliates to render services to the Company, provide funds or credit support to the Company or sell, transfer or convey property or assets to the Company. Any such agreement or transaction pursuant to which services are rendered to the Company, funds or credit support are provided to the Company or property or assets are sold, transferred or conveyed to the Company by a Member or its Affiliates must satisfy one of the following requirements:

                  (i) such agreement or transaction must be approved by one of the Directors not nominated by such Member; or

                  (ii) the price and other material terms of such agreement or transaction, when considered together with the price and other material terms of all similar transactions between the Company and such Member or its Affiliates during the previous 12-month period, must not be materially less favorable to the Company than those generally being provided to or available from unrelated third parties, taking into account the totality of the circumstances surrounding such agreements or transactions (including such factors as reliability, quality, creditworthiness, convenience and ancillary services); provided, however, that UAG and its Affiliates shall not enter into any transaction or agreement pursuant to this Item (ii) which (A) requires payment to UAG or such Affiliate of a "UAG Corporate Identity Program Fee" (as applicable to other United Auto Group, Inc. dealerships), a "UAG Management Fee" (other than as provided in the Management Agreement) or any other fee for management services or overhead or (B) is described in subsections (d) or (e) of this Section 5.1.3.

      (b) Except as set forth in the Joint Venture Formation Agreement, no Member shall have any obligation to provide funds, credit support, goods or services to the Company or permit the Company to use any facilities or assets of such Member, in either case except as

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may be provided in contracts entered into from time to time specifically dealing with the provision of funds, credit support, goods or services or the use of such facilities or assets, nor shall there be any obligation on the part of any Member to enter into such contracts, except as otherwise set forth herein.

      (c) The Company shall enter into the Management Agreement, which shall not be amended, modified or terminated except by unanimous vote of the Board of Directors of the Company consistent with the provisions of Section 5.2 hereof.

      (d) The Company shall not lend funds, goods or services to any Member or its Affiliate, unless such agreement or transaction has been approved by one of the Directors not nominated by such Member.

      (e) The Company shall not pay or enter into an agreement to pay any allocation of Cleveland area management expenses incurred by UAG or its Affiliates (which shall not include any allocation of national or other regional expenses applicable to dealerships outside the Cleveland area) unless such payment or agreement has been approved by one of the Directors not nominated by UAG or its Affiliates, which approval shall not be unreasonably withheld.

            5.1.4 OTHER ACTIVITIES OF MEMBERS AND CONFLICTS OF INTEREST. The Members, the Directors, the Officers and their respective Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently and with others, whether or not such other enterprises shall be in competition with any activities of the Company (except as set forth in the Joint Venture Formation Agreement or any other contract entered into by such Member, Director, or Officer); and neither the Company, the Members, the Directors nor the Officers shall have any rights by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

            5.1.5 AUTHORITY OF MEMBERS TO BIND THE COMPANY. As provided in
Section 5.2 hereof, the property, business and affairs of the Company shall be managed by its Members acting by and through the Board of Directors of the Company. Accordingly, only the Board of Directors and (to the extent permitted by this Agreement and the resolutions of the Board of Directors) Officers of the Company shall have the authority to bind the Company.

            5.1.6 ELECTION OF DIRECTORS AND ANNUAL MEETING. Subject to Section
5.2.1 hereof, the Members shall elect the Directors of the Company at an annual meeting to be held for such purposes and for the transaction of such other business as may properly come before the meeting. The annual meeting shall be held at such place, either within or without the State of Delaware, on such date and at such time as the Board of Directors may by resolution provide. The Company shall reimburse a representative of each Member for reasonable expenses incurred in attending a meeting. The Board of Directors may specify by resolution prior to any special meeting of Members held within the year that such meeting shall be in lieu of the annual meeting.

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            5.1.7 SPECIAL MEETINGS. Special meetings of the Members may be called at any time by the Board of Directors, the President or upon written request of Members having a Majority Interest. Such written request shall specify the time and purpose of the proposed meeting. Such meeting shall be held at such place, either within or without the State of Delaware, as is stated in the call and notice thereof. The Company shall reimburse a representative of each Member for reasonable expenses incurred in attending a meeting.

            5.1.8 NOTICE OF MEETINGS. Written notice of each meeting of Members, stating the time and place of the meeting, and the purpose of any special meeting, shall be mailed to each Member entitled to vote at or to notice of such meeting not less than five (5) nor more than sixty (60) days prior to such meeting unless such Member waives notice of the meeting. If an agreement of merger or consolidation or a sale, lease, exchange, or other disposition of all or substantially all the property and assets of the Company is to be considered at any annual or special meeting, the written notice shall state the purpose of such meeting. Any Member may execute a waiver of notice, in person or by proxy, either before or after any meeting, and shall be deemed to have waived notice if he is present at such meeting in person or by proxy. Neither the business transacted at, nor the purpose of, any meeting must be stated in the waiver of notice of such meeting. Notice of any meeting may be given by the President, the Secretary or the Member or Members calling such meeting. No notice need be given of the time and place or reconvening of any adjourned meeting, if the time and place to which the meeting is adjourned are announced at the adjourned meeting.

            5.1.9 LIST OF MEMBERS. The President of the Company shall prepare, within a reasonable time before every meeting of Members, a complete list of the Members entitled to vote at the meeting showing the address of each Member and the Percentage Interest of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a reasonable time prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

            5.1.10 QUORUM. A quorum for the transaction of business at any annual or special meeting of Members shall exist when Members holding a Majority Interest are represented either in person or by proxy at such meeting. If a quorum is present, the affirmative vote of a majority of the Membership Interests represented at the meeting and entitled to vote on the subject matter shall be the act of the Members, unless a greater vote is required by law or by this Agreement. When a quorum is once present to organize a meeting, the Members present may continue to do business at the meeting or at any adjournment thereof notwithstanding withdrawal of enough Members to leave less than a quorum. The holders of a majority of the Membership Interests represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

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            5.1.11 ACTION WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if written consent, setting forth the action so taken, is signed by Members who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action, all Members are given written notice of the action prior to the effectiveness of the consent and such consent shall be filed with the minutes of the proceedings of the Members. Such consent shall have the same force and effect as a vote of the Members at a duly called meeting thereof.

      5.2 BOARD OF DIRECTORS. The property, business and affairs of the Company shall be managed by or under the direction of the Board of Directors, which may exercise all the powers of the Company, subject to any restrictions imposed by law or by this Agreement.

            5.2.1 NUMBER OF DIRECTORS; ELECTION. The Board of Directors shall consist of four natural persons each of whom must be a director, officer, employee or member of a Member. Each Director shall be elected as provided in this Section 5.2.1 and shall serve in such capacity until his successor has been elected and qualified or until such person's death, resignation or removal. The initial Board of Directors shall consist of the persons listed on Schedule B. The Members and the Company shall take all action within their respective power, including, but not limited to, the voting of their Membership Interests (to the extent that any such Person holds Membership Interests entitled to vote thereon), required to cause the Board of Directors to at all times consist of:
(i) one member of YAG designated by YAG as long as YAG is a Member and owns at least 10% of the outstanding Membership Interests (taking into account as Membership Interests owned by YAG any Membership Interests owned by any Affiliate of YAG, and (ii) the remaining Directors (which shall be three) shall be directors, officers or employees of UAG designated by UAG. In the event that any Director (a "Withdrawing Director") designated in the manner set forth in the preceding sentence is unable to serve, or once having commenced to serve, is removed or withdraws from the Board of Directors, such Withdrawing Director's replacement (the "Substitute Director") shall be designated in accordance with the preceding sentence. The Company and each of the Members agree to take all action within its or his power, including (A) the voting of Membership Interests to cause the election of such Substitute Director as soon as practicable following his designation and (B) the instructing of the Directors it had previously designated to serve on the Board, as the first order of business at the first meeting thereof after such Substitute Director has been so designated, to vote to seat such designated Substitute Director as a Director in place of the Withdrawing Director. In the event any Person entitled to designate a Director or Directors pursuant to this Agreement fails to designate a Director, such position on the Board of Directors shall remain vacant. If the Director position designated by YAG becomes vacant, the Board of Directors shall conduct no business until the earlier of (x) the time the position is filled by YAG or
(y) five (5) days after the position becomes vacant; unless such vacancy is created by the resignation of YAG's designee and (1) the Board of Directors determines in good faith that the conduct of particular business at the time is necessary and in the best interests of the Company, (2) such action does not involve a transaction or agreement between the Company and a Member or its Affiliate, and (3) such action would not under this Agreement (if such vacancy did not exist) require the affirmative vote of the Director

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nominated by YAG or the unanimous vote of the Board of Directors, in which case the Board of Directors may take such action after notifying YAG of the vacancy and the action the Board of Directors intends to take.

            5.2.2 MEETINGS. The annual meeting of the Board of Directors for the purpose of electing officers and transacting such other business as may be brought before the meeting shall be held each year immediately following the annual meeting of Members. The Board of Directors may by resolution provide for the time and place of other regular meetings and no notice of such regular meetings need be given. Special meetings of the Board of Directors may be called by the Chairman of the Board or by any two Directors. Written notice of the time and place of such meetings shall be given to each director by first class mail at least four (4) days before the meeting or by telephone, telegraph, cablegram or in person at least one (1) day before the meeting. Any Director may execute a waiver of notice, either before or after any meeting, and shall be deemed to have waived notice if he is present at such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be stated in the notice or waiver of notice of such meeting. Any meeting may be held at any place within or without the State of Delaware. The Company shall reimburse each Director for reasonable expenses incurred in attending a meeting.

            5.2.3 QUORUM. A majority of the number of Directors last fixed by the Members shall constitute a quorum for the transaction of business at any meeting. When a quorum is present, the vote of a majority of the Directors present shall be the act of the Board of Directors, unless a greater vote is required by law or by this Agreement.

            5.2.4 ACTION WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if written consent, setting forth the action so taken, is signed by the Directors or committee members who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action, all Directors are given written notice of the action prior to the effectiveness of the consent and such consent shall be filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as the approval of the Board of Directors or committee, as the case may be.

            5.2.5 COMMITTEES. The Board of Directors, by resolution adopted by a majority of all of the Directors, may designate such committees as it deems necessary or desirable, each composed of one (1) or more of the Directors. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company; provided that no committee shall have the authority of the Board of Directors in reference to (i) an amendment to this Agreement, (ii) the adoption of an agreement of merger or consolidation, (iii) the sale, lease or exchange or other disposition of all or substantially all of the property and assets of the Company, (iv) a voluntary dissolution of the Company or a revocation thereof, or
(v) the power or authority to declare a distribution, to authorize the

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admission of Members, or to adopt a certificate of ownership and merger. No committee may conduct any business which could not be conducted under this Agreement by a majority of all of the Directors, and no committee which does not include the Director designated by YAG may conduct any business which requires the consent of the YAG-designated Director under this Agreement (and any such committee must have the consent of the YAG-designated Director to conduct such business).

            5.2.6 REMOVAL. A Member who has designated a Director pursuant to
Section 5.2.1 hereof can remove and replace such Director at any time for any reason.

            5.2.7 TELEPHONIC MEETINGS. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or any committee by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 5.2.7. shall constitute presence in person at such meeting.

      5.3 OFFICERS. The Officers of the Company shall be elected by the Board of Directors and shall consist of a Chairman of the Board of Directors, a President, a Secretary, a Treasurer and such other Officers or assistant Officers, including Vice Presidents, as may be elected by the Board of Directors. Each Officer shall hold office for the term for which such Officer has been elected or appointed or until such Officer's successor has been elected or appointed and has qualified, or until such Officer's earlier resignation, removal from office, or death. Any two or more offices may be held by the same person. The Board of Directors may designate a Vice President as an Executive Vice President and may designate the order in which other Vice Presidents may act. The initial Officers are set forth in Schedule C.

            5.3.1 CHAIRMAN OF THE BOARD. The Chairman of the Board shall give general supervision and direction to the affairs of the Company, subject to the direction of the Board of Directors. The Chairman of the Board shall preside at all meetings of the Board of Directors and the Members

            5.3.2 PRESIDENT. Subject to the limitations imposed by this Agreement, any employment agreement, the Management Agreement, or any determination of the Board of Directors, the President, subject to the general control of the Board of Directors, shall be the Chief Operating Officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including the duties and any powers stated in any employment agreement. Notwithstanding anything to the contrary, without specific written authorization by the Board of Directors, the President (and each of the other Officers) shall have no power or authority to take or cause the Company to take any action, or engage or cause the company to engage in any activity, that is outside the ordinary course of business of the Company.

            5.3.3 VICE PRESIDENTS. In the absence of the President, any Vice President appointed by the Board of Directors shall, except as hereinafter provided, have all of the powers and duties conferred upon the President. Each such designated Vice President shall have the same power as the President to sign certificates and contracts of the Company. Any Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by this Agreement, the Board of Directors or the President.

            5.3.4 SECRETARY. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors or the Officers, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President.

            5.3.5 TREASURER. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board of Directors or the President. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board of Directors or the President shall designate from time to time.

            5.3.6 POWERS OF ATTORNEY. The Board of Directors may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers.

            5.3.7 OTHER DUTIES. Each Officer, employee and agent of the Company shall have such other duties and authority as may be conferred upon such Officer, employee or agent by the Board of Directors by resolution or otherwise or delegated to such Officer, employee or agent by the Chairman of the Board or the President. Each Officer, employee and agent shall conduct the affairs of the Company in the best interests of the Company and the mutual best interests of the Members, including, the safekeeping and use of all Company funds and assets.

            5.3.8 REMOVAL; VACANCIES. Any Officer may be removed at any time by the Board of Directors, and such vacancy may be filled by the Board of Directors. A vacancy in any office caused by death, resignation, removal, disqualification or otherwise of an Officer may be filled by the Board of Directors for the unexpired portion of the term of that office by a majority vote of the Directors.

            5.3.9 COMPENSATION. Unless the Directors unanimously agree otherwise, no officer or director of UAG, or any of its Affiliates, shall directly or indirectly be paid compensation by the Company except pursuant to a Management Agreement between the Company and UAG Young Automotive Group, LLC. No Officer shall be prevented from receiving such salary by reason of the fact that such Officer is also a Director of the Company.

      5.4 EXCULPATION. No Directors or Officers of the Company or former Director or Officer of the Company shall have any liability of any nature whatsoever to the Company, any Members or any other Directors or Officers by reason of breach of duty, fiduciary or otherwise, other than with respect to:
(i) intentional misconduct or a knowing violation of law; (ii) any transaction pursuant to which the Director or Officer or former Director or Officer received a personal benefit in violation or breach of any provision of this Agreement; and (iii) a distribution made in violation of this Agreement or the Delaware Act.

      5.5 INDEMNIFICATION. The Company shall indemnify and hold harmless, to the fullest extent permitted by the Act, all Directors and Officers of the Company, and all persons who were Directors or Officers of the Company at the time of the relevant conduct, from and against any and all claims and demands whatsoever arising in connection with the Company; provided, however, that the Company shall have no power to indemnify any Director or Officer, or former Director or Officer, (i) for intentional misconduct or a knowing violation of law, (ii) for any transaction pursuant to which the Director or Officer or former Director or Officer received a personal benefit in violation or breach of any provision of this Agreement, or (iii) with respect to a distribution made in violation of this agreement or the Delaware Act. The Company shall pay for or reimburse the reasonable expenses incurred by a Director or Officer or former Director or Officer who is entitled to indemnification pursuant to this Section
4.6 if:

            (a) the Director or Officer or former Director or Officer furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above; and

            (b) the Director or Officer or former Director or Officer furnishes the Company a written undertaking, executed personally or on his behalf to repay any advances if it is ultimately determined that he is not entitled to indemnification.

      The written undertaking required by paragraph (b) above must be an unlimited general obligation of the Director or Officer or former Director or Officer but need not be secured and may be accepted without reference to financial ability to make repayment.

      5.6 LIABILITY FOR CERTAIN ACTS. No Member has guaranteed nor shall any Member have any obligation with respect to the return of a Member's Capital Contributions or profits from the operation of the Company. Notwithstanding the provisions of the Delaware Act or any contrary rule of law or equity, no Member shall be liable to the Company or to any

Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from intentional misconduct or knowing violation of law or a transaction for which such Member knowingly received a personal benefit in violation or breach of the provisions of this Agreement. Each Member shall be entitled to rely on information, opinions, reports or statements, including financial statements or other financial data, which has been prepared or presented in accordance with the provisions of the Delaware Act.

                                    ARTICLE 6
                        RIGHTS AND OBLIGATIONS OF MEMBERS

      6.1 LIMITATION OF LIABILITY. Each Member's liability shall be limited as set forth in this Operating Agreement, the Delaware Act and other applicable law.

      6.2 COMPANY DEBT LIABILITY. Except as provided in Section 6.5 below or as otherwise required by law, a Member will not be personally liable for any debts or losses of the Company beyond the Member's respective Capital Contributions not yet returned and any obligation of the Member under Section 7 below to make Capital Contributions.

      6.3 APPROVAL OF SALE OF DEALERSHIP OR ASSETS. Prior to the Purchase Date, the Members shall have the right, by the unanimous vote of the Members to approve (a) the sale, exchange, termination or other disposition of the business of the Company, the Dealership or any assets owned by the Company not in the ordinary course of business; or (b) the merger or consolidation of the Company with another Entity. After the Purchase Date, the Members shall have the right, by the affirmative vote of Members holding a Majority Interest, to approve (a) the sale, exchange, termination or other disposition of the business of the Company, the Dealership or any assets owned by the Company not in the ordinary course of business; or (b) the merger or consolidation of the Company with another Entity. Notwithstanding anything herein to the contrary, if the Company has net losses for any consecutive 24-month period (excluding non-recurring income or expenses) then the Members shall have the right, by the affirmative vote of Members holding a Majority Interest to (i) cause the Company to sell the Company or substantially all of its assets to a third party or (ii) to cause the Company to terminate its franchise; provided, however, that prior to any such sale or termination of franchise the Company shall notify YAG in writing of its intention to enter into such sale or termination of franchise (the "Sale Notice") and YAG or any of its Affiliates shall have the right to elect to purchase UAG's Membership Interests for an amount equal to UAG's Percentage Interest of the positive Retained Earnings for the Company, if any, plus the amount of UAG's Capital Contribution not yet distributed to UAG (less UAG's Percentage Interest of any negative Retained Earnings) which purchase shall be subject to Honda approval. If YAG or any of its Affiliates does not notify the Company of its intention to purchase such interests within 10 days of receipt of the notice then such right shall be waived.

      6.4 PRIORITY AND RETURN OF CAPITAL. No Member shall have priority over any other Member, either for the return of Capital Contributions or for Net Profits, Net Losses, or dis-tributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company.

      6.5 LIABILITY OF A MEMBER TO THE COMPANY. As between the Members, a Member who receives a distribution made by the Company which is either in violation of this Operating Agreement or in violation of the Delaware Act is liable to the Company for the amount of such distribution.

                                    ARTICLE 7
                          CONTRIBUTIONS TO THE COMPANY
                              AND CAPITAL ACCOUNTS

      7.1 INITIAL CAPITAL CONTRIBUTIONS BY MEMBERS. The Members hereby acknowledge that as of the Effective Date the Capital Accounts balances of the Members as expressed in percentages shall be as follows: 70% UAG and 30% YAG.

      7.2 ADDITIONAL CONTRIBUTIONS. In the event that a majority of the Directors determine that additional capital contributions are required, then the Company may call for such additional capital contributions by notifying the Members in writing of the timing and amount of such call and the total contribution to be made from such Member (the "Call Notice"). Any call for additional capital contributions must be reasonable in view of the current and reasonably foreseeable future needs of the Company and no call for additional capital contributions shall be made unless the Company has obtained floor plan financing on its vehicle inventory to the maximum extent commercially reasonable. Prior to the Purchase Date, UAG shall contribute 75% of any additional capital call and YAG shall contribute 25% of any additional capital call (and the Percentage Interests of UAG and YAG shall be unchanged if both Members satisfy the additional capital call); provided, however, that YAG shall be entitled to elect not to make its portion of any additional capital contribution by notifying the Company and UAG no later than five (5) days after receipt of the Call Notice. If YAG elects not to make its portion of any additional capital contribution and the entire amount of the additional capital contribution is made by UAG, then YAG's Percentage Interest shall be reduced as of the date of such contribution by UAG to the Percentage equal to 120% of the percentage that the total capital contributed by YAG through such date bears to the total capital contributed by the Members through and including such date.

      7.3 CAPITAL ACCOUNTS. A separate Capital Account will be maintained for each Member.

            (a)   Each Member's Capital Account shall be increased by:

                  (i) The amount of cash contributed by the Member to the Company;

                  (ii) The fair market value of property or other assets contributed by

      Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752);

                  (iii) Allocations to the Member of Net Profits and any items in the nature of income or gain that are specially allocated to the Member pursuant to Section 8.3 hereof; and

                  (iv) Allocations to the Member of income exempt from tax described in Code Section 705(a)(1)(B).

            (b)   Each Member's Capital Account will be decreased by:

                  (i) The amount of cash distributed to the Member by the Company;

                  (ii) The fair market value of property or other assets distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752);

                  (iii) Allocations to the Member of Net Losses and expenditures described in Code Section 705(a)(2)(B) pertaining to expenditures that are not deductible for tax purposes; and

                  (iv) Allocations to the Member of any items in the nature of loss or deduction that are specially allocated to the Member pursuant to
      Section 8.3 hereof.

            (c) In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

            (d) The manner in which Capital Accounts are to be maintained pursuant to this Section 8.3 is intended to comply with the requirements of Code
Section 704(b) and the Treasury Regulations promulgated thereunder. If in the opinion of the Company's independent auditors the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this
Section 7.3 should be modified to comply with Code Section 704(b) and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 7.3, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

            (e) Except as otherwise required in the Delaware Act (and subject to Sections 7.1 and 7.2 above), no Member shall have any liability to restore all or any portion of a deficit balance in such Member's Capital Account.

      7.4 WITHDRAWAL OR REDUCTION OF MEMBERS' CONTRIBUTIONS TO CAPITAL. A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them. A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

                                    ARTICLE 8
          ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND REPORTS

      8.1 ALLOCATIONS OF NET PROFITS AND NET LOSSES. After taking into account any special allocations of items pursuant to Section 8.3, the Net Profits and Net Losses of the Company for each Fiscal Year shall be allocated as follows:

            (a) Net Losses shall be allocated among the Members: (i) first, in proportion to, and to the extent of, the excess, if any, of the Net Profits allocated among the Members pursuant to Section 8.1(b) over distributions to the Members pursuant to Section 8.2; (ii) second, in proportion to, and to the extent of, their respective Capital Account balances; and (iii) thereafter, in proportion to their respective Percentage Interests.

            (b) Net Profits shall be allocated among the Members: (i) first, in proportion to, and to the extent of the Net Losses allocated among the members pursuant to Section 8.1(a)(iii) and not previously offset by allocations under this subsection; (ii) second, in proportion to, and to the extent of, the Net Losses allocated among the Members pursuant to Section 8.1(a)(ii) and not previously offset by allocations under this subsection; (iii) third, in proportion to, and to the extent of, the Net Losses allocated among the Members pursuant to Section 8.1(a)(i) and not previously offset by allocations under this subsection; and (iv) thereafter, in proportion to their respective Percentage Interests.

      8.2   DISTRIBUTIONS.

            (a) Except to the extent that and for so long as the Board of Directors reasonably determines that any such distribution would significantly compromise the Company's ability to pay its current financial obligations as they become due and that the Company is unable to borrow funds on commercially reasonable terms to make such distribution, the Company shall distribute, quarterly to the Members (in proportion to their respective Percentage Interests) an amount (the "Tax Amount") equal to the product of (i) the highest combined effective Federal, State and local income tax rates imposed on the ordinary income of any Member multiplied by (ii) the Company's estimated taxable income, if any, for Federal, State and local income tax purposes allocable to the Members for such quarter (provided, however, that the Company shall be deemed to have complied with this provision as long as the total amount of distributions with respect to such quarter, other than distributions in satisfaction of the obligation to distribute the Tax Amount for the prior quarter, are equal to or greater than the Tax Amount). If any distribution of the Tax Amount for a quarter is not made or is decreased pursuant to the exception in the initial clause of this subsection, then the Company shall make the distribution or part thereof otherwise required by this subsection as soon as the Board of Directors reasonably determines that such exception is no longer applicable.

            (b) Subject to Section 11.3(b)(4)(ii) hereof, Distribution Cash held by the Company from time to time shall be distributed at least quarterly with the approval of a majority of the Directors, to the Members in proportion to their respective Percentage Interests as of the date of such distribution.

      8.3 SPECIAL ALLOCATIONS. The special allocations set forth below shall supersede the allocations of Net Profits and Net Losses under Section 8.1.

            (a) Nonrecourse Deductions for any Company taxable year shall be allocated to the Members in accordance with their Percentage Interests.

            (b) Member Nonrecourse Deductions for any Company taxable year shall be allocated between the Members as required in Section 1.704-2(i)(1) of the Treasury Regulations in accordance with the manner in which the Member or Members bear the burden of an economic loss corresponding to the Member Nonrecourse Deductions.

            (c) In the event that there is a net decrease in Member Minimum Gain during a Company taxable year, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Treasury Regulations shall apply.

            (d) If during a Company taxable year there is a net decrease in Member Nonrecourse Debt Minimum Gain, any Member with a share of that member Nonrecourse Debt Minimum Gain (determined under Section 1.704-2(i)(5) of the Treasury Regulations) as of the beginning of such year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Member's share of the net decrease in the partner nonrecourse debt minimum gain in accordance with Section 1.704-2(i)(4).

            (e) Any Member who unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of
Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, which adjustment, allocation or distribution creates or increases a deficit balance in that Member's Capital Account, shall be allocated items of "book" income and gain in an amount and manner sufficient to eliminate the deficit balance in that Member's Capital Account so created or increased as quickly as possible in accordance with Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and its requirements for a "qualified income offset."

            (f) If any fee for services or interest on indebtedness payable by the Company is determined to be a nondeductible distribution from a partnership to a partner for federal income tax purposes, there shall be allocated to the recipient of the fee or interest payment an amount of gross income equal to such distribution. For example, but not by way of limitation: (i) if any Distribution Cash payable to a Member as compensation for its services is treated as a partnership distribution for federal income tax purposes, then the Member shall receive a special allocation of gross income equivalent to such Distribution Cash and such gross income shall be excluded in the determination of Net Profits; and (ii) if any interest payment on a loan made by a Member to the Company is treated as a partnership distribution for federal income tax purposes, then the Member receiving the interest payment shall receive a corresponding gross income allocation and such gross income shall be excluded in the determination of Net Profits.

      8.4 TAX ALLOCATION PRINCIPLES. (a) To the extent permitted by Section 1.704-1(b)(4)(i) of the Treasury Regulations, all items of income, gain, loss, and deduction for Federal and state income tax purposes shall be allocated in accordance with the corresponding "book" items; however, all items of income, gain, loss and deduction with respect to property with respect to which there is a difference between "book" value and adjusted tax basis shall be allocated in accordance with the principles of Section 704(c) of the Code and Section 1.704-1(b)(4)(i) of the Treasury Regulations.

            (b) In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Member's distributive share of taxable gain or loss from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member's share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

            (c) The Members agree that each Member's interest in Company profits for determining the Members' shares of the nonrecourse liabilities of the Company, as used in Section 1.752-3(a) of the Treasury Regulations, shall be equal to the Members' Percentage Interests.

            (d) Distributions (other than liquidating distributions under 11.3(b)(4)(ii) hereof) shall be taken into account prior to the allocation of Net Profits or Net Losses and any other items under Sections 8.1 and 8.3. Allocations of any items pursuant to Section 8.3 shall be made before any allocation of Net Profits and Net Losses as of the close of each Fiscal Year, in the following priority: (i) Section 8.3(c); (ii) Section 8.3(d); (iii) Section 8.3(e); (iv) Section 8.3(a); (v) Section 8.3(b); and (vi) Section 8.3(f). Liquidating distributions under Section 11.3(d)(ii) shall be made following all other distributions and allocations under Sections 8.1 and 8.3. Whenever any provision depends on the Capital Account of any Member, that Capital Account shall be determined after applying all preceding provisions under this Section 8.4(d).

      8.5 LIMITATION UPON DISTRIBUTIONS. No distribution shall be declared and paid in violation of the Delaware Act.

      8.6 INTEREST ON AND RETURN OF CAPITAL CONTRIBUTIONS. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for in this Operating Agreement. Unless unanimously agreed by the Members or to comply with Section 8.2(a), the Company shall not use borrowed funds to return a Member's initial Capital Contribution.

      8.7 LOANS TO COMPANY. Subject to Section 5.1.3, nothing in this Operating Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company. Any such loan shall bear a reasonable rate of interest.

      8.8 ACCOUNTING PERIOD. The Company's accounting period shall be the calendar year.

      8.9 BOOKS AND RECORDS. At the expense of the Company, the Officers, under the supervision and direction of the Board of Directors, shall maintain records and accounts of all operations and expenditures of the Company. In addition, the Company shall keep at its principal place of business the following records:

            (a) A current list of the full name and last known business, residence or mailing address of each Member, both past and present;

            (b) A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

            (c) Copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years;

            (d) Copies of the Company's currently effective written Operating Agreement and exhibits thereto, copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property, or services, and copies of any financial statements of the Company for the three most recent years;

            (e)   Minutes of every meeting; and

            (f) Any written consents obtained from Members for actions taken by Members without a meeting.

      8.10 RETURNS AND OTHER ELECTIONS. The Company shall cause to be prepared and timely filed all tax returns required to be filed by the Company pursuant to the Code and all other returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of those returns, or pertinent information from the returns, shall be furnished to the Members within a reasonable time after the end of the Company's Fiscal Year.

      8.11 TAX MATTERS PERSON. (a) UAG shall be the Company's "tax matters partner," as provided in the Treasury Regulations under Code Section 6231 (the "Tax Matters Person"), and shall perform such duties as are required or appropriate thereunder. Each Member by its execution of this Operating Agreement consents to the designation of the Tax Matters Person and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent. UAG may be removed, and its successors appointed, by the affirmative vote of Members holding a majority interest from time to time.

            (b) The Company shall indemnify and reimburse the Tax Matters Person for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with its duties as the Tax Matters Person. The taking of any action and the incurring of any expense by the Tax Matters Person in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Person.

            (c) The Tax Matters Person shall promptly take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Code Section 6231(a)(8). The Tax Matters Person shall give to the other Members prompt written notice upon receipt of information that the Internal Revenue Service or any other taxing authority intends to examine any Company tax return or the books and records of the Company. The Tax Matters Person shall promptly furnish to the other Members copies of all notices or other written communications received by the Tax Matters Person from the Internal Revenue Service (except such notices or communications as are sent directly to the other Members by the Internal Revenue Service). The Tax Matters Person shall not have the authority, unless such action has been approved by Members holding a Majority Interest:

                  (i) To extend the statute of limitations for assessing or computing any tax liability against the Company (or the amount or character of any Company tax item);

                  (ii) To settle any audit with the IRS concerning the adjustment or readjustment of any Company tax item;

                  (iii) To file a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any IRS adjustment;

                  (iv) To initiate or settle any judicial review or action concerning the amount or character of any Company item;

                  (v) To intervene in any action brought by any other Member for judicial review of a final adjustment of any Company tax item; or

                  (vi) To take any other action that would have the effect of finally resolving a matter affecting the rights of the Company and its Members.

                                    ARTICLE 9
                                 TRANSFERABILITY

      9.1 GENERAL. Subject to Section 9.2, UAG shall have the right at any time after the Purchase Date to sell, assign, pledge, hypothecate, transfer, exchange or otherwise dispose of, with or without consideration (collectively, "Transfer"), all or any part of its Membership Interests to any Person Prior to the Purchase Date, no Member shall voluntarily transfer all or any part of its Membership Interests without the prior written consent of all the Members. Any permitted transferee of a Membership Interest pursuant to this Section 9.1 shall be admitted as a Member of the Company immediately upon compliance with this
Article 9.

      9.2 ACQUISITION OF YAG'S OWNERSHIP INTEREST. On the Purchase Date, UAG or any of its Affiliates shall acquire the YAG Membership Interests for a purchase price equal to:

            (i) the YAG Percentage Interest (as of the Purchase Date) of positive Retained Earnings, if any, as of the Purchase Date, plus the sum of $1,806,492.77 (One Million Eight Hundred Six Thousand Four Hundred Ninety-two and 77/00 Dollars) and the amount of additional Capital Contribution made by YAG after the Effective Date not yet distributed to YAG as of the Purchase Date, and if Retained Earnings for the Ownership Period are negative, minus the YAG Ownership Percentage of the negative Retained Earnings as of the Purchase Date, (provided that the amount determined under this clause (i) shall in no event be less than zero), plus

            (ii)  eight (8) times the Agreed Amount (as defined below).

The "Agreed Amount" shall mean the product of the YAG Percentage Interest (as of the Purchase Date) multiplied by the average Post-Acquisition Date Earnings (excluding non-recurring income or expenses) of the Company for the two 12-month periods immediately preceding the Purchase Date. The obligation of UAG to acquire the YAG Membership Interests shall be conditional on YAG transferring the YAG Membership Interests to UAG free and clear of any liens, claims, encumbrances or charges of any kind and upon Honda approval, which approval UAG shall use its best efforts to obtain prior to the Purchase Date. In the event that Honda has not approved the transaction by the Purchase Date, UAG shall pay the purchase price to YAG on the Purchase Date, and UAG and YAG shall enter into the same types of escrow, management, indemnity, tax consequences indemnity and other agreements with respect to the YAG Percentage Interest which have previously been entered into by Affiliates of UAG and YAG with respect to transfers of interests pending manufacturer approval.

                                   ARTICLE 10
                               ADDITIONAL MEMBERS

      10.1 ADMISSION TO MEMBERSHIP. Except as expressly provided in Section 9.1 hereof with respect to any permitted transferee of a Member's Membership Interests or any portion thereof, no Person shall be admitted as a Member in the Company (by issuance of additional Membership Interests by the Company or otherwise) without the prior written consent of all Members prior to the Purchase Date or Members holding a Majority Interest after the Purchase Date.

      10.2 FINANCIAL ADJUSTMENTS. No new Members shall be entitled to any retroactive allocation of Net Profits, Net Losses or any tax credits of the Company. The Members may, at their option and at the time a new Member is admitted, close the Company books (as though the Company's taxable year had ended) or make pro rata allocations of Net Profits and Net Losses to (as the case may be) a new Member for that portion of the Company's taxable year in which a Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

                                   ARTICLE 11
                           DISSOLUTION AND TERMINATION

      11.1  DISSOLUTION.

            (a) Notwithstanding anything in the Delaware Act to the contrary, the Company shall be dissolved only by the unanimous written agreement of all Members. To the maximum extent permitted by law, each Member agrees not to make application for a decree of judicial dissolution under the Delaware Act or otherwise.

            (b) If a Member suffers, incurs or occasions a bankruptcy, then the Member's trustee, executor, administrator, guardian, conservator or other legal representative may exercise all of the Member's rights as a Member for the purpose of settling its estate or administering its property.

            (c) No Member shall have the right to, or shall, resign from the Company as a Member prior to the dissolution and winding up of the Company, except as permitted by this Agreement; provided, however, a Member shall have the power to resign from the Company at any time in violation of this Agreement and shall be liable to the Company and the other Members for any damages resulting from such resignation in violation of this Agreement. In no event shall the Company or any member have the right, through specific performance or otherwise, to prevent a Member from resigning in violation of this Agreement.

      11.2 EFFECT OF DISSOLUTION. Upon dissolution, the Company shall cease to carry on its business, except as permitted by the Delaware Act. Upon dissolution, the Board of Directors

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

shall file a statement of commencement of winding up pursuant to the Delaware Act and may elect to publish the notice permitted by the Delaware Act.

      11.3 WINDING UP LIQUIDATING AND DISTRIBUTION OF ASSETS. (a) Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Board of Directors and Officers shall immediately proceed to wind up the affairs of the Company.

            (b) If the Company is dissolved and its affairs are to be wound up, the Board of Directors shall:

                  (1) cause the sale and liquidation of all the Company's assets as promptly as practicable (except to the extent the Board of Directors may determine to distribute any assets to the Members in kind);

                  (2) allocate any profit or loss resulting from such sale to the Members in accordance with Article 7 hereof;

                  (3) discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company;

                  (4)   distribute the remaining assets in the following order:

                        (i) if any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of this Agreement to reflect such deemed sale.

                        (ii) the positive balance (if any) of each Member's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Board of Directors, in proportion to such positive balances, with any assets distributed in kind being valued for this purpose at their net fair market value. Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

            (c) The Board of Directors and Officers shall comply with all applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution or its assets.

      11.4 CERTIFICATE OF TERMINATION. When all debts, liabilities and obligations have been paid, discharged or barred or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Termination may be executed and filed with the Secretary of State of Delaware in accordance with the Delaware Act.

                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

      12.1 NOTICES. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided in this Operating Agreement, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid or one business day after the date on which the same was delivered to a naturally recognized overnight delivery service (such as Federal Express) or ont he date which the same was delivered by hand.

      12.2 CHOICE OF LAW. This Operating Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, and specifically the Delaware Act.

      12.3 WAIVER OF ACTION FOR PARTITION. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

      12.4 AMENDMENTS. Neither this Operating Agreement nor the Certificate of Formation may be amended except by the unanimous written agreement of all of the Members.

      12.5 EXECUTION OF ADDITIONAL INSTRUMENTS. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments relating to the organization or business of the Company reasonably necessary to comply with any laws, rules or regulations.

      12.6 CONSTRUCTION. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

      12.7 HEADINGS. The headings in this Operating Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any of its provisions.

      12.8 WAIVERS. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

      12.9 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      12.10 SEVERABILITY. If any provision of this Operating Agreement or its application to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

      12.11 BINDING EFFECT. Each and all of the covenants, terms, provisions and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

      12.12 CREDITORS. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

      12.13 COUNTERPARTS. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      12.14 INVESTMENT REPRESENTATIONS. The parties to this Operating Agreement agree as follows with respect to investment representation.

            (a)   The undersigned Members understand:

                  (i) that the Membership Interests have not been registered under the Securities Act of 1933, 15 U.S.C. Section 15b, et seq. or any state securities laws (the "Securities Acts") because either these Membership Interests are not securities as defined by the Securities Acts, or because they are exempt from the registration requirements of the Securities Acts;

                  (ii) that the Company has relied upon the fact that the Membership

      Interests are to be held by each Member for investment and active ownership; and

                  (iii) that exemption from registration under the Securities Acts would not be available if the Membership Interests were acquired by a Member with a view to distribution.

            (b) Accordingly, each Member hereby confirms to the Company that the Member is acquiring the Membership Interests for the Member's own account, for investment and active ownership and not with a view to the resale or distribution.

                  (i) Each Member agrees not to transfer, sell or offer for sale any portion of the Membership Interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless the holder of Membership Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that the registration or other qualification under the Securities Acts is not required in connection with such transfer, offer or sale. Any registration of Membership Interests shall not modify or affect any provisions in this Operating Agreement relating to the transferability of Membership Interests including, without limitation, the transferability restrictions contained in Article 9.

                  (ii) Each Member understands that the Company is under no obligation to register the Membership Interests or to assist the Member in complying with any exemption from registration under the Securities Acts if the Member should at a later date wish to dispose of the Membership Interests.

            (c) Before acquiring the Membership Interests, each Member has investigated the Company and its business and the Company has made available to each Member all information necessary for the Member to make an informed decision to acquire the Membership Interests. Each Member considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member's investment in the Membership Interests. Each Member has a net worth sufficient to bear the economic risk of losing its entire investment. Each Member has adequate means for providing for its current cash needs and contingencies and has no need for liquidity in this investment.

      12.15 ATTORNEYS' FEES. In the event there is a dispute between the parties involving the existence of a breach of this Operating Agreement, the appropriate measure of damages for any breach of this Operating Agreement or the proper application of this Operating Agreement, each party shall be responsible for the payment of its attorneys' fees and related costs incurred in connection with the dispute.

      12.16 CREDITORS. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

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

      12.17 CERTIFICATE OF NON-FOREIGN STATUS. In order to comply with Section 1445 of the Code and the applicable Treasury Regulations thereunder, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Treasury Regulations, each Member shall provide to the Company an affidavit stating, under penalties of perjury, (i) the Member's address, (ii) the Member's United States taxpayer identification number, and (iii) that the Member is not a foreign person as that term is defined in the Code and Treasury Regulations. Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Board of Directors to withhold ten percent (10%) of each such member's distributive share of the amount realized by the Company on the disposition until the Company receives such affidavit.

      12.18 DETERMINATION OF MATTERS NOT ADDRESSED IN THIS AGREEMENT. The Board of Directors shall decide any questions arising with respect to the Company and this Agreement which are not specifically or expressly provided for in this Agreement.

      12.19 TIME. Time is of the essence of this Agreement and to any payments, allocations and distributions specified herein.

                            [SIGNATURES ON NEXT PAGE]

Signature page Mentor-Young Operating Agreement

                                        MEMBERS:

                                        UNITED AUTO GROUP, INC.

                                        By:  /s/ Maggie Feher
                                             ----------------
                                        Its: Assistant Secretary

                                        YAG MENTOR INVESTORS, LLC

                                 By:  /s/ Jan R. Chenoweth
                                      --------------------
                                 Its: Treasurer, Young Investments, Inc., Member

                                   SCHEDULE A

                              PERCENTAGE INTERESTS

         Member                         Percentage Interest
-------------------------               -------------------
United Auto Group, Inc.                         70%

YAG Mentor Investors, LLC                       30%

                                   SCHEDULE B

                           INITIAL BOARD OF DIRECTORS

UAG Designees:

Robert H. Kurnick, Jr.
James R. Davidson
Roger S. Penske, Jr.

YAG Designee:

Alan V. Young

                                   SCHEDULE C

                                    OFFICERS

Roger S. Penske, Jr.                  Chairman of the Board

Michael D'Amato                       President

R. Whitfield Ramonat                  Vice President

Thomas Schmitt                        Secretary/Treasurer

Robert H. Kurnick, Jr.                Assistant Secretary

Maggie Feher                          Assistant Secretary

James R. Davidson                     Assistant Treasurer